Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES SECOND

QUARTER 2021 RESULTS

- Delivered Strong Second Quarter Results Across All Segments -

- Delivered Strong Organic Growth Across All Segments -

- Completed Strategically and Financially Accretive Acquisitions -

- Published Inaugural ESG Report and Entered into ESG-Linked Credit Facility -

- Increased Guidance for Full Year 2021 -

Little Rock, Arkansas (August 10, 2021) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•	Total revenue of $136.2 million increased 84.7% compared to the prior year quarter.

•

Net loss of $14.5 million compared to a net income of $13.2 million in the prior year quarter due to non-cash fair value adjustment expenses and non-cash deferred debt issuance write-off following the Company’s debt refinancing in April, 2021.

•	Adjusted EBITDA[1] of $21.0 million increased 50.9% compared to the prior year quarter. Adjusted EBITDA margin[1] of 15.4%.

First Six Months 2021 Highlights

•	Total revenue of $270.0 million increased 100.3% compared to the prior year period.

•	Organic revenue growth of 9% excluding CTEH, and 47% including CTEH.[2]

•

Net loss of $26.1 million compared to a net loss of $28.0 million in the prior year period, primarily due to non-cash fair value adjustment expense and non-cash deferred debt issuance write-off following the Company’s debt refinancing.

•	Adjusted EBITDA[1] of $37.8 million grew 94.2% compared to the prior year period. Adjusted EBITDA margin[1] of 14.0%.

•	Acquired MSE Group and Vista Analytical to expand geographic reach, increase exposure to US Federal government spend on environmental initiatives, and expand PFAS testing capacity.

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

(2)	Organic growth is a non-GAAP measure. See the appendix to this release for a discussion of how we calculate organic growth.

“We are proud to report another quarter of exceptional results as we continue to execute our strategy,” stated Vijay Manthripragada, Montrose’s Chief Executive Officer. “We were encouraged to realize first half organic growth of 9% excluding our response business, CTEH, and 47% including our response business. Montrose is best assessed on an annual basis and elevated first half demand across all of our segments puts us firmly on track for another year of record revenue and earnings. We are increasing our Adjusted EBITDA1 outlook for 2021 to reflect strengthening organic growth momentum and our recently completed acquisitions.”

Mr. Manthripragada continued, “These results belong to our team and I remain incredibly grateful to the continued efforts of our colleagues around the world in what remain challenging and uncertain times for many. As a company, we remain vigilant but optimistic about the long-term opportunity for Montrose. A variety of factors are increasing demand for our services, including: 1) growing needs to plan for and respond to disruption caused by climate change, aging infrastructure and the pandemic, 2) accelerated momentum to measure and mitigate greenhouse gas emissions, 3) increasing requirements for PFAS testing and remediation around the world, and 4) evolving regulations, including the EPA’s addition of new pollutants to environmental watch lists. We see these factors driving revenue growth and therefore, we plan to continue investing in our teams, R&D, and acquisitions to capitalize on opportunities. I’m also happy to announce that we issued our inaugural ESG report a few weeks ago which followed our entry into an ESG-linked credit facility in April. We remain committed to environmental, social, and governance responsibilities and these collective efforts mark another important milestone in our journey.”

Second Quarter 2021 Results

Total revenue in the second quarter of 2021 increased 84.7% to $136.2 million, compared to $73.8 million in the prior year quarter. The increase in revenues was driven by organic growth across all three of our segments. Organic growth in our Assessment Permitting and Response segment was driven primarily by CTEH (acquired in early April 2020), which continues to benefit from pandemic response services and organic growth in our environmental advisory services. Organic growth in our Measurement and Analysis segment was driven primarily by increased demand across all our environmental testing services. Organic growth in our Remediation and Reuse segment was driven primarily by growing demand for PFAS remediation and waste-to-energy services. Second quarter revenue growth also benefitted from the acquisition of MSE in January 2021 and Vista Analytical in June 2021

Net loss was $14.5 million, compared to a net income of $13.2 million in the prior year quarter. The year-over-year change was primarily attributable to current year non-cash fair value adjustment expenses and non-cash deferred debt issuance write-offs following the Company’s debt refinancing in April, 2021, compared to non-cash fair value adjustment income in the prior year, partially offset by higher current year income from operations before fair value adjustments.

Adjusted EBITDA1 increased to $21.0 million, compared to $13.9 million in the prior year quarter. The increase in Adjusted EBITDA1 was driven by higher revenues. Adjusted EBITDA margin1 declined 340 basis points to 15.4%, compared to 18.8% in the prior year quarter, mainly due to: (i) business mix, particularly the lower margin pandemic response services provided by CTEH, (ii) public company costs in the current year that did not exist in the prior year, and (ii) the planned and expected normalization of margins in certain business lines following temporary cost mitigation actions taken at the start of the COVID-19 pandemic, which have been reversed.

First Six Months 2021 Results

Total revenue in the first six months of 2021 increased 100.3% to $270.0 million, compared to $134.8 million in the prior year period. Excluding discontinued services, which generated no revenue and $3.8 million in the 2021 and 2020 periods, respectively, total revenue increased 106.1%. The increase in revenue was driven by organic growth across all three of our segments, as well as the acquisitions of CTEH and MSE.

Net loss was $26.1 million, compared to a net loss of $28.0 million in the prior year period. The year-over-year difference in net loss primarily reflected significantly higher current year non-cash fair value adjustment expenses and non-cash deferred debt issuance write-offs following the Company’s debt refinancing, partially offset by higher income from operations in the current year before fair value adjustments.

Adjusted EBITDA1 increased 94.2% to $37.8 million, compared to $19.4 million in the prior year period. The increase in Adjusted EBITDA1 was due to higher revenues. Adjusted EBITDA margin1 declined 40 basis points to 14.0%, compared to 14.4% in the prior year mainly due to business mix, public company costs in the current year, and the planned and expected normalization of margins in certain business lines following the reversal of COVID-19 related initiatives.

Operating Cash Flow Liquidity and Capital Resources

Cash used in operating activities for the six months ended June 30, 2021 was $17.0 million, compared to cash used in operating activities of $1.6 million in the prior year period. Cash used in operations includes payment of contingent consideration of $15.5 million and $6.2 million in current and prior year periods, respectively. Excluding acquisition-related contingent earnout payments, which are not part of operations, cash flow used in operating activities was $1.5 million, a decrease of $6.1 million. The period-over-period decrease was primarily due to a $30.9 million increase in working capital versus the prior year change in working capital. The increase in working capital in the current year is as a result of the increase in revenues in the current quarter versus the fourth quarter of 2020. The increase in working capital was partially offset by higher year-to-date earnings before non-cash items versus the prior year of $23.3 million. We remain confident in our ability to generate strong cash flows on a full year basis in 2021.

At June 30, 2021, Montrose had total debt, before debt issuance costs, of $240.0 million and $40.2 million of cash. Total debt less cash primarily increased versus the prior quarter due to cash paid for acquisitions and the cash payment of the first year CTEH earnout of $25 million. As of June 30, 2021, the Company’s leverage ratio under its credit facility, which is consistent with the calculation methodology under the prior credit facility, and which includes the impact of acquisition-related contingent earnout payments that may become payable in cash, was 3.1 times. With expected strong operating cash flows for the remainder of 2021, we remain confident in being able to continue executing on our organic and acquisition-related growth strategy while maintaining our leverage between 2.5x-3.5x.

In April 2021 the Company entered into a new sustainability-linked credit facility in the form of a term loan, in an aggregate principal amount of $175.0 million, and a $125.0 million revolving credit facility. The Company used net proceeds from the new debt to repay all of its outstanding borrowings under its former term loan and former revolver. The new credit facility’s opening spread of LIBOR plus 2.0% not only reduces the previous term loan interest rate of 5.5%, but also provides up to a 5-basis point pricing adjustment based on Montrose’s performance against certain sustainability and ESG related objectives pursuant to the agreement. These objectives are in four key areas, the first of which pertains to diversity and inclusion objectives at the Company. The three other benchmarks are directly related to the Company’s environmental focus serving customers, including liters of water treated for PFAS, volume of methane leaks detected, and the amount of low-carbon intensity energy (MMBtu biogas) generated from waste. Sustainability and ESG performance will be measured and communicated in the Company’s next ESG Report.

Recent Acquisitions

In June 2021, Montrose acquired Vista Analytical Laboratory (“Vista”), a premier environmental laboratory for the testing and analysis of polyfluoroalkyl substances (PFAS), dioxins and other persistent organic pollutants. The addition of the Vista team is an important step in advancing Montrose’s integrated PFAS capabilities. Vista is part of the Company’s Measurement and Analysis segment.

In July 2021, Montrose acquired Environmental Intelligence, LLC (“EI”), an environmental consulting company recognized for its innovative work in wildfire mitigation, biological assessments, and other environmental services. The introduction of the EI team enhances Montrose’s ecological planning and service capability in California and the US West Coast. EI is part of the Company’s Assessment, Permitting and Response Segment.

In August 2021, Montrose acquired SensibleIoT, LLC, a technology and software platform that advances the Company’s ability to integrate its environmental services and enhance environmental data analytics for clients.

Full Year 2021 Outlook

Because demand for environmental services does not follow fiscal quarter patterns, the Company’s business is best assessed on yearly results. Given heightened demand for Montrose’s service offerings in the first half of 2021, continued organic growth across its segments, and the contribution of acquisitions, the Company now expects full year 2021 Adjusted EBITDA1 to be in the range of $70.0 million to $75.0 million, which is increased from its prior full year 2021 guidance of $63.0 million to $70.0 million in Adjusted EBITDA1.

The Company’s outlook is based on a combination of high single digit organic growth plus the contribution of completed acquisitions. The outlook does not include any benefit from future acquisitions that have not yet been completed.

We have successfully grown revenue in excess of 20.0% every year and expect to exceed that threshold in 2021. In addition, we expect to continue adding strategically and financially accretive acquisitions.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Wednesday, August 11, 2021 at 8:30 a.m. Eastern time to discuss second quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With more than 2,000 employees across over 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUES	$136,224	$73,766	$270,041	$134,797
COST OF REVENUES (exclusive of depreciation and amortization shown below)	92,104	45,889	187,420	90,287
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	27,366	19,318	52,366	39,837
INITIAL PUBLIC OFFERING EXPENSE	—	—	—	531
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	12,971	3,983	24,035	3,983
DEPRECIATION AND AMORTIZATION	10,905	9,784	21,674	17,344

(LOSS) FROM OPERATIONS	(7,122)	(5,208)	(15,454)	(17,185)
OTHER (EXPENSE) INCOME
Other (expense) income	(819)	21,933	(1,393)	(7,897)
Interest expense—net	(6,798)	(5,260)	(9,486)	(7,853)

Total other (expenses) income—net	(7,617)	16,673	(10,879)	(15,750)

LOSS BEFORE (BENEFIT) EXPENSE FROM INCOME TAXES	(14,739)	11,465	(26,333)	(32,935)
INCOME TAXES BENEFIT	(256)	(1,759)	(256)	(4,911)

NET (LOSS) INCOME	$(14,483)	$13,224	$(26,077)	$(28,024)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	28	(90)	57	(53)

COMPREHENSIVE (LOSS) INCOME	(14,455)	13,134	(26,020)	(28,077)
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	—	(5,644)	—	(11,059)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	—	(8,200)	—

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	(18,583)	7,580	(34,277)	(39,083)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC	26,056	10,649	25,586	9,718

NET (LOSS) INCOME PER SHARE ATTRIBUTABLE TO COMMON
STOCKHOLDERS— BASIC	$(0.71)	$0.71	$(1.34)	$(4.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— DILUTED	26,056	19,139	25,586	9,718

NET (LOSS) INCOME PER SHARE ATTRIBUTABLE TO COMMON
STOCKHOLDERS— DILUTED	$(0.71)	$0.40	$(1.34)	$(4.02)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$40,189	$34,881
Accounts receivable—net	72,351	54,102
Contract assets	55,033	38,576
Prepaid and other current assets	7,706	6,709

Total current assets	175,279	134,268

NON-CURRENT ASSETS:
Property and equipment—net	29,552	34,399
Operating lease right-of-use asset—net	25,823	—
Finance lease right-of-use asset—net	7,439	—
Goodwill	287,293	274,667
Other intangible assets—net	152,740	154,854
Other assets	3,390	4,538

TOTAL ASSETS	$681,516	$602,726

LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$40,995	$34,877
Accrued payroll and benefits	19,279	21,181
Business acquisitions contingent consideration, current	30,152	49,902
Current portion of operating lease liabilities	7,268	—
Current portion of finance lease liabilities	2,966	—
Current portion of long-term debt	6,563	5,583

Total current liabilities	107,223	111,543
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	1,000	4,565
Other non-current liabilities	2,505	2,523
Deferred tax liabilities—net	2,431	2,815
Conversion option	22,006	20,886
Operating lease liability—net of current portion	18,643	—
Finance lease liability—net of current portion	4,785	—
Long-term debt—net of deferred financing fees	230,934	170,321

Total liabilities	389,527	312,653

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $182.2 million at June 30, 2021 and December 31, 2020	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2021 and December 31, 2020; issued and outstanding shares: 26,108,188 and 24,932,527 at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	287,365	259,427
Accumulated deficit	(148,432)	(122,353)
Accumulated other comprehensive income	128	71

Total stockholders’ equity	139,061	137,145

TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$681,516	$602,726

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(26,079)	$(28,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debt	590	6,263
Depreciation and amortization	21,674	17,344
Amortization of right-of-use asset	4,025	—
Stock-based compensation expense	4,222	2,290
Fair value changes in embedded derivatives	1,120	7,781
Fair value changes in business acquisitions contingent consideration	24,035	3,983
Deferred income taxes	(254)	(4,911)
Other	(87)	983
Debt extinguishment costs	4,052	—
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(31,009)	7,427
Prepaid expenses and other current assets	1,316	(789)
Accounts payable and other accrued liabilities	1,788	(8,296)
Accrued payroll and benefits	(2,846)	1,886
Payment of contingent consideration and other assumed purchase price obligations	(15,549)	(6,175)
Other assets	(107)	(1,346)
Change in operating leases	(3,937)	—

Net cash used in operating activities	(17,046)	(1,584)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,354)	(3,160)
Proprietary software development and other software costs	(208)	(155)
Purchase price true ups	(8,377)	—
Proceeds from net working capital adjustment related to acquisitions	—	2,819
Cash paid for acquisitions—net of cash acquired	(14,876)	(173,473)

Net cash used in investing activities	(25,815)	(173,969)

FINANCING ACTIVITIES:
Proceeds from line of credit	105,000	104,390
Payments on line of credit	(40,000)	(176,980)
Proceeds from term loans	175,000	175,000
Repayment of term loan	(173,905)	(48,750)
Payment of contingent consideration and other purchase price obligations	(9,605)	(6,005)
Repayment of finance leases	(1,143)	(1,249)
Payments of deferred offering costs	—	(1,462)
Prepayment premium on credit facility	—	(351)
Debt issuance costs	(2,590)	(4,866)
Proceeds from issuance of common stock for exercised stock options	3,086	21
Issuance of convertible and redeemable Series A-2 preferred stock and warrant	—	173,664
Dividend payment to the Series A-2 shareholders	(8,200)	—

Net cash provided by financing activities	47,643	213,412

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,782	37,859
Foreign exchange impact on cash balance	526	71
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	34,881	6,884

End of period	$40,189	$44,814

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$3,397	$6,539
Cash paid for income tax	$305	$72
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$907	$814
Property and equipment purchased under finance leases	$1,766	$1,704
Accretion of the redeemable series A-1 preferred stock to redeemable value	$—	$11,059
Common stock issued to acquire new businesses	$2,746	$25,000
Acquisitions unpaid contingent consideration	$31,152	$44,994
Offering costs included in accounts payable and other accrued liabilities	$—	$941
Acquisitions contingent consideration paid in shares	$25,000	$—

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA for 2021. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also provide information regarding organic growth, which is one of the measures management uses to asses our results of operations. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses disposed of or discontinued. As a result of the significance of the CTEH acquisition to Montrose, and the potential annual volatility in CTEH’s revenues, at times we also disclose organic growth without the annual organic revenue growth of CTEH. We expect to continue to disclose organic revenue growth with and without CTEH, typically on an annual basis. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with GAAP and should be considered in conjunction with revenue growth calculated in accordance with GAAP.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(14,483)	$13,224	$(26,077)	$(28,024)
Interest expense	6,798	5,260	9,486	7,853
Income tax expense	(256)	(1,759)	(256)	(4,911)
Depreciation and amortization	10,905	9,784	21,674	17,344
EBITDA	$2,964	$26,509	$4,827	$(7,738)
Stock-based compensation (1)	2,417	1,140	4,222	2,290
Start-up losses and investment in new services (2)	1,123	296	2,090	675
Acquisition costs (3)	506	2,454	743	3,761
Fair value changes in financial instruments (4)	518	(21,842)	1,120	7,783
Expenses related to financing transactions (5)	—	277	50	2
Fair value changes in business acquisitions contingent consideration (6)	12,971	3,983	24,035	3,983
Short term purchase accounting fair value adjustment to deferred revenue (7)	—	—	—	243
IPO expense (8)	—	—	—	531
Discontinued service lines and closing of Berkley lab (9)	—	1,078	—	7,496
Other losses and expenses(10)		—	675	147

Adjusted EBITDA	$20,963	$13,895	$37,762	$19,448

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Represent start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Remediation and Consulting services and (iii) expansion into Europe in advance of projects driven by new regulations.

(3)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)	Amounts relate to the change in fair value of the embedded derivatives and warrant option attached to the Series A-1 preferred stock and the Series A-2 preferred stock.
(5)	Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)

Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(8)	Represents expenses incurred by us to prepare for our initial public offering, as well as costs from IPO-related bonuses.
(9)	Represents losses from the Discontinued Service Lines and the Berkeley lab.
(10)	Represents non-operational charges incurred as a result of non-capitalizable costs related to the implementation of a new ERP and net of insurance gain.